UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copies

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 29, 2009

The Annual Meeting of Stockholders of Northern Technologies International Corporation, a Delaware corporation, will be held at NTIC’s corporate executive offices located at 4201 Woodland Road, Circle Pines, Minnesota 55014, beginning at 4:00 p.m., local time, on Thursday, January 29, 2009, for the following purposes:

1.                    To elect nine persons to serve as our directors until the next annual meeting of stockholders or until their respective successors shall be elected and qualified.

2.                    To approve an amendment to our Certificate of Incorporation to add a new provision eliminating the liability of our directors under certain circumstances as provided under the Delaware General Corporation Law.

3.                    To approve an amendment to our Certificate of Incorporation to authorize our Board of Directors to issue our currently authorized 10,000 shares of preferred stock from time to time in one or more series, with such rights, preferences and restrictions as are fixed by our Board of Directors.

4.                    To ratify the selection of Virchow Krause & Company LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2009.

5.                    To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on December 1, 2008 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.  A stockholder list will be available at our corporate offices beginning January 19, 2009 during normal business hours for examination by any stockholder registered on NTIC’s stock ledger as of the record date, December 1, 2008, for any purpose germane to the annual meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

By Order of the Board of Directors,

Matthew Wolsfeld
Corporate Secretary

December 12, 2008

Circle Pines, Minnesota

Important:  Whether or not you expect to attend the meeting in person, please vote by the Internet or telephone, or request a paper proxy card to sign, date and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 29, 2009. Our Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com/ntic.

ii

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

4201 Woodland Road, Circle Pines, Minnesota 55014

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

January 29, 2009

The Board of Directors of Northern Technologies International Corporation is soliciting your proxy for use at the 2009 Annual Meeting of Stockholders on Thursday, January 29, 2009.  The Board of Directors expects to make available to our stockholders beginning on or about December 12, 2008 the Notice of Annual Meeting, this proxy statement and a form of proxy on the Internet or has mailed these materials to stockholders of NTIC upon their request.

INFORMATION CONCERNING THE ANNUAL MEETING

Date, Time, Place and Purposes of Meeting

The Annual Meeting of Stockholders of Northern Technologies International Corporation (sometimes referred to as “NTIC,” “we,” “our” or “us” in this proxy statement) will be held on Thursday, January 29, 2009, at 4:00 p.m., local time, at the principal executive offices of Northern Technologies International Corporation located at 4201 Woodland Road, Circle Pines, Minnesota 55014, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote

Stockholders of record at the close of business on December 1, 2008 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.  As of that date, there were 3,755,591 shares of our common stock outstanding.  Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.  Stockholders are not entitled to cumulate voting rights.

How You Can Vote

Your vote is important.  If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•                  Vote by Internet, by going to the website address http://www.proxyvote.com and following the instructions for Internet voting shown on the proxy card.

•                  Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the proxy card.

•                  Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.

If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct.  You have three choices on each matter to be voted on.

For the election of directors, you may vote:

•                  FOR the nine nominees for director,

•                  WITHHOLD your vote from the nine nominees for director or

•                  WITHHOLD your vote from one or more of the nine nominees for director.

For each of the other proposals, you may vote:

•                  FOR the proposal,

•                  AGAINST the proposal or

•                  ABSTAIN from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR all nine of the nominees for director and FOR all of the other proposals set forth in the Notice of Annual Meeting.

How Does the Board Recommend that You Vote

The Board of Directors unanimously recommends that you vote FOR all nine of the nominees for director and FOR the approval of all of the other proposals set forth in the Notice of Annual Meeting.

How You Can Change Your Vote or Revoke Your Proxy

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•

Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us.

•	Sending written notice of your revocation to our Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot.

Quorum Requirement

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (1,877,796 shares) of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting.  In general, shares of our common stock represented by proxies marked “For,” “Against,” “Abstain” or “Withheld” are counted in determining whether a quorum is present.  In addition, a “broker non-vote” is considered in determining whether a quorum is present.  A “broker non-vote” is a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker has no discretionary authority to vote on behalf of such customer on such matter.

Vote Required

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the election of the nine nominees for director requires the affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote.  This means that a director nominee with the most votes for a particular slot is elected for that slot.  Only votes “For” and “Withheld” affect the outcome.   The affirmative vote of the holders of a majority of all the outstanding shares of our common stock is required for the approval of Proposals Two and Three regarding the proposed amendments to our Certificate of Incorporation.  The other proposals will be decided by the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that include the election of directors (Proposal One) and the ratification of the selection of our independent registered public accounting firm (Proposal Four).  “Broker non-votes” are generally not counted, but with respect to Proposals Two and Three, a broker non-vote will have the same effect as an “Against” vote.  Abstentions and withheld votes will be counted, and will have the effect of an “Against” vote.

Proxy Solicitation Costs

The cost of soliciting proxies, including the preparation, assembly, electronic availability and mailing of proxies and soliciting material, as well as the cost of making available or forwarding this material to the beneficial owners of our common stock will be borne by NTIC.  Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, facsimile, telegraph or personal conversation.  We may reimburse brokerage firms and others for expenses in making available or forwarding solicitation materials to the beneficial owners of our common stock.

Procedures at the Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted.  Only matters brought before the Annual Meeting in accordance with our Bylaws will be considered.

Only a natural person present at the Annual Meeting who is either one of our stockholders, or is acting on behalf of one of our stockholders, may make a motion or second a motion.  A person acting on behalf of a stockholder must present a written statement executed by the stockholder or the duly authorized representative of the stockholder on whose behalf the person purports to act.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 29, 2009.

Our Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com/ntic.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The Notice will provide you with instructions regarding how to:

•                  View our proxy materials for the Annual Meeting on the Internet; and

•                  Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 1, 2008 for:

•                  each person known by us to beneficially own more than five percent of the outstanding shares of our common stock,

•                  each of our directors,

•                  each of the executive officers named in the Summary Compensation Table on page 26 under the heading “Executive Compensation” and

•                  all of our directors and executive officers as a group.

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

Name	Shares Subject to Options Immediately Exercisable or Exercisable Within 60 Days	Total Number of Shares of Common Stock Beneficially Owned	Percent of Total Voting Power
Stockholders Owning 5% or More:
Inter Alia Holding Company(1)	0	911,668	24.3%
Directors and Named Executive Officers:
Pierre Chenu	6,001	8,001	*
Dr. Tilman B. Frank	0	0	*
Soo-Keong Koh	0	0	*
Dr. Donald A. Kubik	8,001	140,287	3.7%
Dr. Sunggyu Lee	6,001	6,001	*
G. Patrick Lynch(2)	9,180	936,316	24.9%
Mark M. Mayers(3)	5,499	5,999	*
Dr. Ramani Narayan	5,499	5,499	*
Mark J. Stone(4)	4,001	14,001	*
Matthew C. Wolsfeld	12,316	43,335	1.2%
Directors and executive officers as a group (10 persons)(5)	56,498	1,159,439	30.4%

* Represents beneficial ownership of less than one percent of our common stock.

(1)

Inter Alia Holding Company is an entity of which G. Patrick Lynch, our President and Chief Executive Officer, is a stockholder. G. Patrick Lynch shares voting and dispositive power over such shares. All of the NTIC shares held by Inter Alia Holding Company have been pledged to various banks as collateral for loans. Inter Alia Holding Company’s address is Cleveland, Ohio.

(2)	Includes 911,688 shares held by Inter Alia Holding Company. See note (1) above. Mr. Lynch’s address is 4201 Woodland Road, Circle Pines, Minnesota 55014.

(3)	Includes 500 shares held jointly with Mr. Mayers’ spouse.

(4)	Includes 10,000 shares held jointly with Mr. Stone’s spouse.

(5)

The amount beneficially owned by all current directors and executive officers as a group includes 911,668 shares held of record by Inter Alia Holding Company and shares held jointly with spouses. See notes (1), (3) and (4) above.

PROPOSAL ONE – ELECTION OF DIRECTORS

Number of Directors

Our Bylaws provide that the Board of Directors will consist of at least one member or such other number as may be determined by the Board of Directors from time to time or by the stockholders at an annual meeting.  The Board of Directors has fixed the number of directors at nine.

Nominees for Director

The Board of Directors has nominated the following nine individuals to serve as our directors until the next annual meeting of stockholders or until their successors are elected and qualified.  All of the nominees named below are current members of the Board of Directors. In May 2008, the Board of Directors expanded the size of the Board from seven to nine members and elected Dr. Tilman B. Frank and Mr. Soo-Keong Koh as directors.

• Pierre Chenu
• Tilman B. Frank, M.D.
• Soo-Keong Koh
• Donald A. Kubik, Ph.D.
• Sunggyu Lee, Ph.D.
• G. Patrick Lynch
• Mark M. Mayers
• Ramani Narayan, Ph.D.
• Mark J. Stone

Proxies can only be voted for the number of persons named as nominees in this proxy statement, which is nine.

Board Recommendation

The Board of Directors recommends a vote FOR the election of all of the nominees named above.

If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board.  Alternatively, the proxies, at the Board’s discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve.  The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Current Directors and Board Nominees

The following table sets forth as of December 1, 2008 the name, age and principal occupation of each current director and each individual who has been nominated by the Board of Directors to serve as a director of our company, as well as how long each individual has served as a director of NTIC.

Name	Age	Principal Occupation	Director Since
Pierre Chenu(1)	70	Chairman of the Board of NTIC	2003
Tilman B. Frank, M.D.(2)(3)	42	Chief Executive Officer of Societät für Unternehmensplanung (S·U·P) GmbH	2008
Soo-Keong Koh	57	Managing Director of EcoSave Pte Ltd.	2008
Donald A. Kubik, Ph.D.	68	Vice Chairman and Chief Technology Officer of NTIC	1995
Sunggyu Lee, Ph.D.	56	Professor of Chemical and Biological Engineering, Missouri University of Science and Technology	2004
G. Patrick Lynch	41	President and Chief Executive Officer of NTIC	2004

Name	Age	Principal Occupation	Director Since
Mark M. Mayers(1)(2)	76	Co-Chairman, Harbor Group NY, Inc.	2004
Ramani Narayan, Ph.D.	59	Distinguished Professor in the Department of Chemical Engineering & Materials Science at Michigan State University	2004
Mark J. Stone(1)(3)	49	President of Petrus International, Inc.	2001

(1)           Member of the Audit Committee

(2)           Member of the Compensation Committee

(3)           Member of the Nominating and Corporate Governance Committee

There are no family relationships among any of our directors.

Additional Information About Current Directors and Board Nominees

Pierre Chenu has been a director of NTIC since 2003 and Chairman of the Board since July 2005.  Mr. Chenu is currently retired.  Prior to his retirement, Mr. Chenu served as Vice President, Worldwide Operations, Flat Glass Activities within the Asahi-Glaverbel Glass Group, a position he had served for five years.  Prior to that, Mr. Chenu was a member of the Executive Committee of Glaverbel S.A., with various operating responsibilities in France, Spain, Italy, Russia, Germany, China and the United States. Before joining Glaverbel, Mr. Chenu worked for U.S. Steel in steel production in Pittsburgh, Pennsylvania and for Corning Inc. where he held various staff, line and executive positions in the United States, France and the United Kingdom.  Mr. Chenu holds a Master’s Degree in Engineering, with a specialty in metallurgy, from the University of Liege (Belgium) and a M.B.A. from Harvard University.  Mr. Chenu is a citizen of Belgium.

Tilman B. Frank, M.D.  has been a director of NTIC since May 2008. Dr. Frank is Chief Executive Officer of Societät für Unternehmensplanung (S·U·P) GmbH, a personnel consulting company, where he has served in such position since July 2007. From June 2001 to July 2007, Dr. Frank served as Managing Director of S·U·P. Prior to joining S·U·P, Dr. Frank served as Senior Vice President of Marketing and Sales of vamedis* AG, a German-based e-procurement solutions provider, from October 2001 to May 2001. Dr. Frank holds a Medical Doctor degree from the University of Frankfurt.

Soo-Keong Koh has been a director of NTIC since May 2008. Mr. Koh is the Managing Director of Ecosave Pte Ltd., a company whose business is focused on environmental biotech and energy conservation technologies, a position he has held since April 2007. From January 1986 to April 2007, Mr. Koh served as Chief Executive Officer and President of Toll Asia Pte Ltd formerly SembCorp Logistics Ltd (SembLog), a Singapore public listed company, which was acquired by Toll in May 2006. Mr. Koh has over 20 years of experience in the logistics industry. Mr. Koh holds a Bachelor of Engineering, a Master of Business Administration and a Postgraduate Diploma in Business Law from the University of Singapore (now known as the National University of Singapore).

Donald A. Kubik, Ph.D. has been employed by NTIC since 1978, was appointed Vice Chairman of the Board in September 1999 and Chief Technology Officer in May 2000.  Dr. Kubik served as Vice President of NTIC from 1979 to September 1999 and as Co-Chief Executive Officer of NTIC from September 1999 to May 2000.  Dr. Kubik is responsible for developing the patent that led to NTIC’s introduction of protective plastic film and paper products incorporating volatile corrosion inhibitors.  Prior to joining NTIC, Dr. Kubik held a research and development position with Minnesota Mining & Manufacturing (3M).

Sunggyu Lee, Ph.D. was elected a director of NTIC in January 2004.  Dr. Lee is Professor of Chemical and Biological Engineering, Missouri University of Science and Technology, Rolla, Missouri.  Previously, he held positions of Robert Iredell Professor and Head of Chemical Engineering Department at the University of Akron, Akron, Ohio for 1988-1996 and C.W. LaPierre Professor and Chairman of Chemical Engineering at University of Missouri-Columbia for 1997-2005. He has authored six books and over 400 archival publications and received 22 U.S. patents in a variety of chemical and polymer processes and products. He is currently serving as Editor of Encyclopedia of Chemical Processing, Taylor & Francis, New York, NY and also as Book Series Editor of Green Chemistry and Chemical Engineering, CRC Press, Boca Raton, FL.  Throughout his career, he has served as consultant and technical advisor to a number of national and international companies.  He received his Ph.D. from Case Western Reserve University, Cleveland, Ohio in 1980.

G. Patrick Lynch, an employee of NTIC since 1995, has been President since July 2005 and Chief Executive Officer since January 2006 and was appointed a director of NTIC in February 2004.  Mr. Lynch served as President of North American Operations of NTIC from May 2004 to July 2005.  Prior to May 2004, Mr. Lynch held various positions with NTIC, including Vice President of Strategic Planning, Corporate Secretary and Project Manager.  Mr. Lynch is also an officer and director of Inter Alia Holding Company, a financial and management consulting firm that is a significant stockholder of NTIC.  Prior to joining NTIC, Mr. Lynch held positions in sales management for Fuji Electric Co., Ltd. in Tokyo, Japan, and programming project management for BMW AG in Munich, Germany.  Mr. Lynch received an M.B.A. degree from the University of Michigan Business School in Ann Arbor, Michigan.

Mark M. Mayers has been a director of NTIC since November 2004. Mr. Mayers has been a co-chairman of the Harbor Group NY, Inc. since 1996.  Harbor is a small boutique investment firm which primarily creates financial products which it markets or licenses to principally insurance companies to market. His primary expertise is with energy related matters, technology and finance. Prior to 1996, Mr. Mayers served as the Chief Executive Officer of Columbia Energy Storage Company, Inc. for seven years.  In addition from 1970 to 1986, Mr. Mayers served in various capacities as a technical, energy, and financial advisor to the Reynolds Metals Company. Mr. Mayers holds a B.A. from the University of Maryland.

Ramani Narayan, Ph.D. has been a director of NTIC since November 2004. He is a Distinguished Professor at Michigan State University in the Department of Chemical Engineering & Materials Science, where he has 105 refereed publications in leading journals to his credit, 18 patents, edited three books and one expert dossier in the area of bio-based polymeric materials. His research encompasses design & engineering of sustainable, biobased products, biodegradable plastics and polymers, biofiber reinforced composites, reactive extrusion polymerization and processing, studies in plastic end-of-life options like biodegradation and composting. He conducts carbon footprint calculations for plastics and products.  He also performs LCA (Life Cycle Assessment) for reporting a product’s environmental footprint.  He serves as Scientific Chair and board member of the Biodegradable Products Institute (BPI), North America. He serves on the Technical Advisory Board of Tate & Lyle.  He served on the Board of Directors of ASTM International, an international standards setting organization and currently chairs the committee on Environmentally Degradable Plastics and Biobased Products (D20.96) and the Plastics Terminology Committee D20.92.  He is also the technical expert for the USA on ISO (International Standards Organization) TC 61 on Plastics – specifically for Terminology, and Biodegradable Plastics.  He has won numerous awards, including the Named MSU University Distinguished Professor in 2007; the Governors University Award for commercialization excellence; Michigan State University Distinguished Faculty Award, 2006, 2005 Withrow Distinguished Scholar award,  Fulbright Distinguished Lectureship Chair in Science & Technology Management & Commercialization (University of Lisbon; Portugal); First recipient of the William N. Findley Award, The James Hammer Memorial Lifetime Achievement Award, and Research and Commercialization Award sponsored by ICI Americas, Inc. & the National Corn Growers Association.

Mark J. Stone has been a director of NTIC since 2001.  Mr. Stone has been President of Petrus International, Inc., an international consulting firm, since 1992.  Mr. Stone has advised a variety of Japanese and other multi-national corporations in areas including project finance and international investment strategy.  Mr. Stone was a director of Aqua Design, Inc., an international water desalination company, from 1988 to 1996.  Mr. Stone was Director, Marketing & Business Development of Toray Marketing & Sales (America) Inc. from 1986 to 1992.  From 1980 to 1986, Mr. Stone was employed by Mitsui & Co. (U.S.A.), Inc. where he founded and was Treasurer of Hydro Management Resources, a Mitsui subsidiary, which finances, owns and operates water treatment projects.  Mr. Stone holds an A.B. from Harvard University.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has affirmatively determined that five of NTIC’s current nine directors are “independent directors” under the Marketplace Rules of the NASDAQ Stock Market:  Pierre Chenu, Mark M. Mayers, Mark J. Stone, Dr. Tilman B. Frank and Soo-Keong Koh.

In making these affirmative determinations that such individuals are “independent directors,” the Board of Directors reviewed and discussed information provided by the directors and by NTIC with regard to each director’s business and personal activities as they may relate to NTIC and NTIC’s management.

Board Meetings and Attendance

The Board of Directors met four times during the fiscal year ended August 31, 2008.  Each of the directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Board committees on which he served.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.  The Board of Directors may from time to time establish other committees to facilitate the management of our company and may change the composition and responsibilities of our existing committees.  Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found on the “Investor Relations-Corporate Governance” section of our corporate website www.ntic.com.  A printed copy of each charter is also available to any stockholder upon request to our Corporate Secretary at Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014 or by telephone at (763) 225-6637.

The following table summarizes the current membership of each of our three Board committees.  Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Director	Audit	Compensation	Nominating and Corporate Governance
Pierre Chenu	☒	☐	☐
Tilman B. Frank, Ph.D.	☐	Chair	☒
Soo-Keong Koh	☐	☐	☐
Donald A. Kubik, Ph.D.	☐	☐	☐
Sunggyu Lee, Ph.D.	☐	☐	☐
G. Patrick Lynch	☐	☐	☐
Mark M. Mayers	☒	☒	☐
Ramani Narayan, Ph.D.	☐	☐	☐
Mark J. Stone	Chair	☐	Chair

Audit Committee

Responsibilities.  The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight, for quality and integrity of the accounting, auditing, reporting practices, systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs of NTIC as established by management.  The Audit Committee’s primary responsibilities include:

•                  Overseeing NTIC’s financial reporting process, internal control over financial reporting and disclosure controls and procedures on behalf of the Board of Directors;

•                  Having sole authority to appoint, retain and oversee the work of NTIC’s independent registered public accounting firm and establish the compensation to be paid to the firm;

•                  Reviewing and pre-approving all audit services and permissible non-audit services to be provided to NTIC by our independent registered public accounting firm;

•                  Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by NTIC’s employees of concerns regarding questionable accounting or auditing matters; and

•                  Overseeing the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to NTIC’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Composition.  The current members of the Audit Committee are Messrs. Chenu, Mayers and Stone.  Mr. Stone is the current chair of the Audit Committee.

Each current member of the Audit Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Marketplace Rules of the NASDAQ Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Marketplace Rules of the NASDAQ Stock Market.  In addition, the Board of Directors has determined that Mr. Stone qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Marketplace Rules of the NASDAQ Stock Market as a result of his extensive financial background and various financial positions he has held throughout his career.  Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board of Directors.

Meetings and Other Information.  The Audit Committee met five times during fiscal 2008, one time outside the presence of management and one time face to face with Virchow Krause & Company LLP, NTIC’s independent registered public accounting firm.  Additional information regarding NTIC’s Audit Committee and its independent registered public accounting firm is disclosed under the “—Audit Committee Report” and “Proposal Four—Ratification of Selection of Independent Registered Public Accounting Firm” sections of this proxy statement.

Audit Committee Report

This report is furnished by the Audit Committee of the Board of Directors with respect to NTIC’s financial statements for the fiscal year ended August 31, 2008.

One of the purposes of the Audit Committee is to oversee NTIC’s accounting and financial reporting processes and the audit of NTIC’s annual financial statements. NTIC’s management is responsible for the preparation and presentation of complete and accurate financial statements.  NTIC’s independent registered public accounting firm, Virchow Krause & Company LLP, is responsible for performing an independent audit of NTIC’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit Committee has reviewed and discussed NTIC’s audited financial statements for the fiscal year ended August 31, 2008 with NTIC’s management. Management represented to the Audit Committee that NTIC’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with Virchow Krause & Company LLP, NTIC’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from Virchow Krause & Company LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the Virchow Krause & Company LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Virchow Krause & Company LLP its independence and concluded that the independent registered public accounting firm is independent from NTIC and NTIC’s management.

Based on the review and discussions of the Audit Committee described above, in reliance on the unqualified opinion of Virchow Krause & Company LLP regarding NTIC’s audited financial statements, and subject to the limitations on the role and responsibilities of the Audit Committee discussed above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors that NTIC’s audited financial statements for the fiscal year ended August 31, 2008 be included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2008 for filing with the Securities and Exchange Commission.

This report is dated as of November 20, 2008.

Audit Committee

Mark J. Stone, Chair

Pierre Chenu

Mark M. Mayers

Compensation Committee

Responsibilities.  The Compensation Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility relating to compensation of our chief executive officer and other executive officers and administers our equity compensation plans. In so doing, the Compensation Committee, among other things:

•                  recommends to the Board of Directors for its determination, the annual salaries, incentive compensation, long-term compensation and any and all other compensation applicable to the our executive officers;

•                  establishes, and from time to time reviews and revises, corporate goals and objectives with respect to compensation for our executive officers and establishes and leads a process for the full Board of Directors to evaluate the performance of our executive officers in light of those goals and objectives;

•                  administers our equity compensation plans and recommends to the Board of Directors for its determination grants of options or other equity-based awards for executive officers, employees and independent consultants under our equity compensation plans;

•                  reviews the Company’s policies with respect to employee benefit plans; and

•                  establishes and from time to time reviews and revises processes and procedures for the consideration and determination of executive compensation.

Composition.  The current members of the Compensation Committee are Dr. Frank and Mr. Mayers.  Dr. Frank is the current chair of the Compensation Committee.  The Board of Directors has determined that each of Dr. Frank and Mr. Mayers is considered an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Processes and Procedures for Consideration and Determination of Executive Compensation.  As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to recommend to the Board of Directors any and all compensation payable to our executive officers, including annual salaries, incentive compensation and long-term incentive compensation, and to administer our equity and incentive compensation plans applicable to our executive officers.  Decisions regarding executive compensation made by the Compensation Committee are not considered final and are subject to final review and approval by the entire Board of Directors.  Under the terms of its formal written charter, the Compensation Committee has the power and authority, to the extent permitted by our Bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

Our President and Chief Executive Officer assists the Compensation Committee in gathering compensation related data regarding our executive officers and making recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer.  In making final recommendations to the Board of Directors regarding compensation to be paid to our executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer, but also considers other factors, such as its own views as to the form and amount of compensation to be paid, the achievement by the company of pre-established performance objectives the general performance of the company and the individual officers, the performance of the company’s stock price and other factors that may be relevant.

Final deliberations and decisions by the Compensation Committee regarding its recommendations to the Board of Directors of the form and amount of compensation to be paid to our executive officers, including our President and Chief Executive Officer, are made by the Compensation Committee, without the presence of the President and Chief Executive Officer or any other executive officer of our company.  In making final decisions regarding compensation to be paid to our executive officers, the Board of Directors gives considerable weight to the recommendations of the Compensation Committee.

For a portion of fiscal 2008 after the decision of Dr. Rosenbaum not to stand for re-election as a director of NTIC at our 2008 annual meeting of stockholders in January 2008 and continuing until May 2008 and the election of Dr. Frank to the Board of Directors and his appointment as a member of the Compensation Committee, all of our directors who are considered “independent directors” of our company made recommendations to the Board of Directors regarding executive compensation decisions.

Meetings.  The Compensation Committee met three times during fiscal 2008.

Nominating and Corporate Governance Committee

Responsibilities.  The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•	being aware of best practices in corporate governance matters;

•	developing and overseeing an annual Board of Directors and Board committee evaluation process; and

•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.

Composition.  The current members of the Nominating and Corporate Governance Committee are Dr. Frank and Mr. Stone.  Mr. Stone is the current chair of the Nominating and Corporate Governance Committee.  The Board of Directors has determined that each of Dr. Frank and Mr. Stone is considered an “independent director” under the Marketplace Rules of the NASDAQ Stock Market.

Director Nominations Process.  In selecting nominees for the Board of Directors, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board.  The Nominating and Corporate Governance Committee believes that NTIC and its stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into NTIC’s affairs that they have accumulated during their tenure with the company.  Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body.  Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director if the director wishes to continue his or her service with the Board, the director continues to satisfy any criteria for membership on the Board established by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee solicits recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time.  Such persons may include members of the Board and senior management of NTIC.  In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates.  Each of Dr. Frank and Mr. Koh, who joined the Board of Directors in May 2008, was recommended as director nominees by one of our current directors.  The Nominating and Corporate

Governance Committee reviews and evaluates each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board, and other factors that it deems relevant.  In conducting its review and evaluation, the Nominating and Corporate Governance Committee solicits the views of NTIC’s management, other Board members, and any other individuals it believes may have insight into a candidate.  The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by NTIC stockholders.  For more information, see the information set forth under the heading “Other Matters – Director Nominations.”  The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board.  The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of NTIC and the Board.  However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider.  Some of these factors include whether the candidate is an “independent director” under the Marketplace Rules of the NASDAQ Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the Securities and Exchange Commission; whether the candidate is “financially literate” or “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the Marketplace Rules of the NASDAQ Stock Market; whether the candidate is an “audit committee financial expert” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission; the needs of NTIC with respect to the particular talents and experience of its directors; the personal and professional integrity and reputation of the candidate; the candidate’s level of education and business experience; the candidate’s broad-based business acumen; the candidate’s level of understanding of NTIC’s business and its industry; the candidate’s ability and willingness to devote adequate time to work of the Board and its committees; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of NTIC; whether the candidate possesses strategic thinking and a willingness to share ideas; the candidate’s diversity of experiences, expertise and background; and the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

Processes and Procedures for Consideration and Determination of Director Compensation.  As described in more detail above under the heading “—Responsibilities,” the Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility, among other things, to review and make recommendations to the Board of Directors concerning compensation for non-employee members of the Board of Directors, including but not limited to retainers, meeting fees, committee fees, committee chair fees and equity compensation.  Decisions regarding director compensation made by the Nominating and Corporate Governance Committee are not considered final and are subject to final review and approval by the entire Board of Directors.  Under the terms of its formal written charter, the Nominating and Corporate Governance Committee has the power and authority, to the extent permitted by our Bylaws and applicable law, to delegate all or a portion of its duties and responsibilities to a subcommittee of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has not generally delegated any of its duties and responsibilities to subcommittees, but rather has taken such actions as a committee, as a whole.

In making recommendations to the Board of Directors regarding compensation to be paid to our non-employee directors, the Nominating and Corporate Governance Committee considers fees paid to directors of comparable public companies, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant.  In making final decisions regarding non-employee director compensation, the Board of Directors considers the same factors and the recommendation of the Nominating and Corporate Governance Committee.

Meetings and Other Matters. The Nominating and Corporate Governance Committee met twice during fiscal 2008.  Additional information regarding the Nominating and Corporate Governance Committee is disclosed under the “Director Compensation—Non-Employee Director Compensation Program” section of this proxy statement.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines.  A copy of these Corporate Governance Guidelines can be found on the “Investor Relations-Corporate Governance” section of our corporate website www.ntic.com.  A printed copy of such Corporate Governance Guidelines is also available to any stockholder upon request to our Corporate Secretary at Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014 or by telephone at (763) 225-6637. Among the topics addressed in our Corporate Governance Guidelines are:

•                  Board size, composition and qualifications;

•                  Selection of directors;

•                  Board leadership;

•                  Board committees;

•                  Board and committee meetings;

•                  Executive sessions of outside directors;

•                  Meeting attendance by directors and non-directors;

•                  Appropriate information and access;

•                  Ability to retain advisors;

•                  Conflicts of interest;

•                  Board interaction with corporate constituencies;

•                  Change of principal occupation and board memberships;

•                  Retirement and term limits;

•                  Board compensation;

•                  Stock ownership by directors and executive officers;

•                  Loans to directors and executive officers;

•                  CEO evaluation;

•                  Board and committee evaluation;

•                  Director continuing education;

•                  Succession planning; and

•                  Communications with directors.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, which applies to all of NTIC’s directors, executive officers, including NTIC’s Chief Executive Officer and Chief Financial Officer, and other employees, and meets the requirements of the Securities and Exchange Commission and the NASDAQ Stock Market.  A copy of NTIC’s Code of Ethics was filed as an exhibit to our Annual Report on Form 10-K for the year ended August 31, 2008 and is available on the “Investor Relations-Corporate Governance” section of our corporate website www.ntic.com.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the Board of Directors that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit.  A Board of Directors meeting is generally held on the day following the annual meeting of stockholders.  Last year, all directors attended the annual meeting of stockholders, except for Dr. Rosenbaum who was not standing for re-election.

Complaint Procedures

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by NTIC regarding accounting, internal accounting controls or auditing matters, and the submission by employees of NTIC, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters.  NTIC personnel with such concerns are encouraged to discuss their concerns with our outside legal counsel, who in turn will be responsible for informing the Audit Committee.

Process Regarding Stockholder Communications with Board of Directors

Stockholders may communicate with the Board of Directors of NTIC by sending correspondence, addressed to our Corporate Secretary, Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014, or mwolsfeld@ntic.com with an instruction to forward the communication to a particular director.  Our Corporate Secretary will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.

DIRECTOR COMPENSATION

Summary of Cash and Other Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of our company during the fiscal year ended August 31, 2008, other than G. Patrick Lynch, our President and Chief Executive Officer, and Donald A. Kubik, Ph.D., our Vice Chairman and Chief Technology Officer, neither of whom is compensated separately for serving on the Board of Directors or any Board committees.  Their compensation for serving as executive officers of our company is set forth under the heading “Executive Compensation” included elsewhere in this proxy statement.

DIRECTOR COMPENSATION—FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)(4)	Total ($)
Pierre Chenu	$28,760	$5,801	$0	$34,561
Tilman B. Frank, M.D.(5)	7,000	584	0	7,584
Soo-Keong Koh(5)	9,000	584	0	9,584
Sunggyu Lee, Ph.D.	16,000	5,801	0	21,801
Mark M. Mayers	23,834	5,801	0	29,635
Ramani Narayan, Ph.D.	16,000	5,801	100,000	121,801
Barry Rosenbaum, Ph.D.(6)	4,000	—	0	4,000
Mark J. Stone	23,419	5,801	0	29,220

(1)          Reflects the dollar amount recognized as stock-based compensation expense for option awards for each director for financial statement reporting purposes with respect to the fiscal year ended August 31, 2008 in accordance with Financial Accounting Standards Board Statement of Accounting Financial Standards No. 123 (revised 2004), Share-Board Payment (FAS 123R), not including an estimate of forfeitures related to service-based vesting conditions.  The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense during the fiscal year ended August 31, 2008, without taking into account forfeiture rates, and the specific assumptions used in the valuation, for each option award held by each director reflected in the table.  All options have a five-year life and an anticipated dividend yield of 2.00%.

Name	Grant Date	Number of Securities Underlying Options Granted (#)	Amount Recognized in Financial Statements in Fiscal 2008 ($)	Risk Free Interest Rate		Expected Volatility
Pierre Chenu	09/01/07 09/01/06 09/01/05	2,000 2,000 2,000	$2,431 1,978 1,392	4.2 4.7 4.0	% % %	42.2 42.9 42.8	% % %
	09/01/04	2,000	0	3.3%		43.3%

Tilman B. Frank, M.D.	05/02/08	666	584	2.8%		42.1%

Soo-Keong Koh	05/02/08	666	584	2.8%		42.1%

Sunggyu Lee, Ph.D.	09/01/07 09/01/06 09/01/05 09/01/04	2,000 2,000 2,000 2,000	2,431 1,978 1,392 0	4.2 4.7 4.0 3.3	% % % %	42.2 42.9 42.8 43.3	%% % %

Mark M. Mayers	09/01/07 09/01/06 09/01/05	2,000 2,000 1,500	2,431 1,978 1,392	4.2 4.7 4.0	% % %	42.2 42.9 42.8	% % %

Ramani Narayan, Ph.D.	09/01/07 09/01/06 09/01/05	2,000 2,000 1,500	2,431 1,978 1,392	4.2 4.7 4.0	% % %	42.2 42.9 42.8	% % %

Name	Grant Date	Number of Securities Underlying Options Granted (#)	Amount Recognized in Financial Statements in Fiscal 2008 ($)	Risk Free Interest Rate		Expected Volatility
Barry Rosenbaum, Ph.D.	01/24/07	1,167	0	4.75%		42.6%

Mark J. Stone	09/01/07 09/01/06 09/01/05	2,000 2,000 2,000	2,431 1,978 1,392	4.2 4.7 4.0	% % %	42.2 42.9 42.8	% % %

(2)          The following table provides information regarding each stock option grant to each director during the fiscal year ended August 31, 2008:

Name	Grant Date	Number of Securities Underlying Options Granted (#)(a)		Exercise Price ($/Share)	Expiration Date	Grant Date Fair Value of Option Awards ($)(b)
Pierre Chenu	09/01/07	2,000	(c)	$9.75	09/01/2012	$7,293
Tilman B. Frank, M.D.	05/02/08	666	(d)	7.75	05/01/2013	1,751
Soo-Keong Koh	05/02/08	666	(d)	7.75	05/01/2013	1,751
Sunggyu Lee, Ph.D.	09/01/07	2,000	(c)	9.75	09/01/2012	7,293
Mark M. Mayers	09/01/07	2,000	(c)	9.75	09/01/2012	7,293
Ramani Narayan, Ph.D.	09/01/07	2,000	(c)	9.75	09/01/2012	7,293
Barry Rosenbaum, Ph.D.	—	—		—	—	—
Mark J. Stone	09/01/07	2,000	(c)	9.75	09/01/2012	7,293

(a)

Represents options granted under the Northern Technologies International Corporation 2007 Stock Incentive Plan, the material terms of which are described in more detail below under the heading “Executive Compensation—Cash and Other Compensation—Stock Incentive Plans.”

(b)	We refer you to note (1) above for a discussion of the assumptions made in calculating the grant date fair value of the option awards.

(c)

This option vests with respect to one-third of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: September 1, 2008, September 1, 2009 and September 1, 2010.

(d)

This option vests with respect to one-third of the underlying shares of our common stock on each of the following dates, so long as the individual remains a director of our company as of such dates: May 2, 2009, May 2, 2010 and May 2, 2011.

(3)         The following table provides information regarding the aggregate number of options to purchase shares of our common stock outstanding at August 31, 2008 and held by each of the directors listed in the above table:

Name	Aggregate Number Of Securities Underlying Options	Exercisable/ Unexercisable	Exercise Price(s)	Expiration Date(s)
Pierre Chenu	8,000	4,001 / 3,999	$5.25 – 9.75	9/1/2009 – 9/1/2012
Tilman B. Frank, M.D.	666	0 / 666	7.75	05/01/2013
Soo-Keong Koh	666	0 / 666	7.75	05/01/2013
Sunggyu Lee, Ph.D.	8,000	4,001 / 3,999	5.25 – 9.75	9/1/2009 – 9/1/2012
Mark M. Mayers	7,500	3,501 / 3,999	5.25 – 9.75	11/12/2009 – 9/1/2012
Ramani Narayan, Ph.D.	7,500	3,501 / 3,999	5.25 – 9.75	11/12/2009 – 9/1/2012
Barry Rosenbaum, Ph.D.	—	—	—	—
Mark J. Stone	6,000	2,001 / 3,999	5.25 – 9.75	9/1/2010 – 9/1/2012

(4)

We do not provide perquisites or other personal benefits to our directors. The amount reflected for Dr. Narayan reflect consulting fees paid during the fiscal year ended August 31, 2008 as described in more detail below under the heading “—Consulting Arrangement.”

(5)	Dr. Frank and Mr. Koh became directors of NTIC in May 2008.

(6)	Dr. Rosenbaum did not stand for re-election at the annual meeting of stockholders held in January 2008 and thus is no longer a current director of NTIC.

Non-Employee Director Compensation Program

Overview.  Our non-employee directors currently consist of Pierre Chenu, Tilman B. Frank, M.D., Soo-Keong Koh, Sunggyu Lee, Ph.D., Mark M. Mayers, Ramani Narayan, Ph.D. and Mark J. Stone. We use a combination of cash and long-term equity-based incentive compensation in the form of annual stock option grants to attract and retain qualified candidates to serve on the Board of Directors. In setting non-employee director compensation, we follow the process and procedures described under the heading “Corporate Governance—Nominating and Corporate Governance Committee—Processes and Procedures for the Determination of Director Compensation.”  In November 2007, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved increases in certain meeting fees, additional Chairman of the Board and Audit Committee retainers and increased automatic stock option grants as described in more detail below.  With the exception of the increased automatic stock option grants, which became effective September 1, 2008, the other non-employee director compensation changes became effective January 28, 2008.

Annual Retainers; Meeting Fees.  Each person who was a non-employee director for all of fiscal 2008 and the Chairman of the Board received an annual retainer of $10,000 in fiscal 2008 for services rendered as a director of NTIC.  The annual retainer is paid quarterly.  Each person who was a non-employee director for a portion of fiscal 2008 received a prorated portion of such annual retainer.  Each of our non-employee directors also received $1,000 for each Board meeting attended and prior to January 28, 2008, $500 for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended.  Commencing January 28, 2008, the Chairman of the Board received an additional annual retainer of $15,000, the Chair of the Audit Committee received an additional annual retainer of $5,000 and other members of the Audit Committee received an additional retainer of $4,000.  In addition, commencing January 28, 2008, each of our non-employee directors received $1,000 for each strategy review meeting attended in addition to Board meetings and the fee paid for attendance at each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting was increased from $500 to $1,000.  No director, however, earned more than $1,000 per day in Board, Board committee and strategy review meeting fees.

Stock Options.  Prior to September 1, 2008, each of our non-employee directors was automatically granted a five-year non-qualified option to purchase 2,000 shares of our common stock on the first day of each fiscal year in consideration for their services as directors of NTIC.  Non-employee directors who were elected or appointed to the Board following the first day of our fiscal year received an automatic grant of an option to purchase a pro rata portion of 2,000 shares of our common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options were automatically granted at the time of their election or appointment. Commencing on September 1, 2008, each of our non-employee directors is automatically granted a five-year non-qualified option to purchase 4,000 shares of our common stock on the first day of each fiscal year in consideration for their services as directors of NTIC and the Chairman of the Board is automatically granted an additional five-year non-qualified option to purchase 2,000 shares of our common stock on the first day of each fiscal year in consideration for his services as Chairman.  Each automatically granted option becomes exercisable, on a cumulative basis, with respect to one-third of the shares covered by such option on each one-year anniversary of the date of its grant.  The exercise price of such option is equal to the fair market value of a share of our common stock on the date of grant.

We refer you to note (2) to the Director Compensation Table above for a summary of all option grants to our non-employee directors during the fiscal year ended August 31, 2008 and note (3) to the Director Compensation Table for a summary of all options to purchase shares of our common stock held by our non-employee directors as of August 31, 2008.

Reimbursement of Expenses.  All of our directors are reimbursed for travel expenses for attending meetings and other miscellaneous expenses incurred in performing their Board functions.

Consulting Arrangement

We paid consulting fees to Bioplastic Polymers LLC which is owned by Ramani Narayan, Ph.D. in the aggregate amount of $100,000 and royalty fees in an aggregate amount of $1,323.28 during the fiscal year ended August 31, 2008.  The consulting services rendered by Bioplastic Polymers LLC related to research and development associated with various new technologies.  The royalty fees were paid pursuant to an oral agreement pursuant to which we have agreed to pay Bioplastic Polymers LLC and Dr. Narayan in consideration of the transfer and assignment by Biopolymer Plastics LLC and Dr. Narayan of certain biodegradable polymer technology to us, an aggregate of three percent of the gross margin on any net sales of products incorporating the biodegradable polymer technology transferred to us by Bioplastic Polymers LLC and Dr. Narayan for a period of 10 years, provided that if a patent for or with respect to biodegradable polymer technology is issued before the expiration of such 10 year period, then we will until the expiration of such patent pay to Bioplastic Polymers LLC and Dr. Narayan an aggregate of three percent of the biodegradable polymer technology gross margin attributable to such patent.

Compensation Arrangements with Inside Directors

Our inside directors—G. Patrick Lynch and Donald Kubik, Ph.D. —were compensated during fiscal 2008 for their services as executive officers of our company. For information relating to compensation awarded to, earned by or paid to Mr. Lynch and Dr. Kubik, see “Executive Compensation” included elsewhere in this proxy statement. We do not separately compensate Mr. Lynch and Dr. Kubik for their services as directors of our company, although we do reimburse them for any out-of-pocket expenses they incur in connection with attending Board and Board committee meetings.

Indemnification Agreements

We have entered into agreements with all of our directors under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors.  We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

EXECUTIVE COMPENSATION

Executive Compensation Program

Our executive compensation program for the fiscal year ended August 31, 2008 consisted of:

•                  Base salary;

•                  Annual incentive compensation;

•                  Long-term equity-based incentive compensation, in the form of stock options; and

•                  All other compensation.

Base Salary.  We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support their standard of living.

We initially fix base salaries for our executives at a level that we believe enable us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. The Compensation Committee reviews base salaries for our named executive officers each year beginning in early July and generally recommends to the Board of Directors any increases for the following fiscal year in late July or August or as soon as practicable thereafter. Regardless of when the final decision regarding base salaries for a fiscal year is made by the Board of Directors, any increases in base salaries are effective as of September 1 of that year, which could result in a retroactive payment to the executive shortly after the final decision is made.

The Compensation Committee’s recommendations to the Board of Directors regarding the base salaries of our named executive officers are based on a number of factors, including:  the executive’s level of responsibility, prior experience and base salary for the prior year, the skills and experiences required by the position, length of service with our company, past individual performance and other considerations the Compensation Committee deems relevant. The Compensation Committee also recognizes that in addition to the typical responsibilities and duties held by our executives by virtue of their positions, our executives due to the small number of our employees, often possess additional responsibilities and perform additional duties that would be typically delegated to others in most organizations with additional personnel and resources.

Annualized base salary rates for fiscal 2006, 2007 and 2008 for our named executive officers were as follows:

Name	Fiscal 2006	Fiscal 2007	% Change From Fiscal 2006	Fiscal 2008	% Change From Fiscal 2007
G. Patrick Lynch	$180,000	$190,000	5.5%	$210,000	10.5%
Donald A. Kubik, Ph.D.	160,000	170,000	6.3%	175,000	3.0%
Matthew C. Wolsfeld	135,000	145,000	7.4%	155,000	6.9%

We have historically granted our executive officers a mid-single digit percentage increase in their base salary each fiscal year, although the percentage may be higher or lower if the responsibilities of the executive increased or decreased during the year.  The percentage increase in Mr. Lynch’s base salary from fiscal 2007 to fiscal 2008 was performance and responsibility based.

Annual Incentive Compensation.  In addition to base compensation, we provide our named executive officers the opportunity to earn annual incentive compensation based on the achievement of certain company and individual related performance goals.  Our annual bonus program directly aligns the interests of our executive officers and stockholders by providing an incentive for the achievement of key corporate and individual performance measures that are critical to the success of our company and linking a significant portion of each executive officer’s annual compensation to the achievement of such measures.  The following is a brief summary of the material terms of our annual bonus plan program for fiscal 2008:

•	The total amount available under the bonus plan was up to 25 percent of NTIC’s earnings before interest, taxes and other income (EBITOI);

•	The total amount available under the bonus plan was $0 if EBITOI, as adjusted to take into account amounts to be paid under the bonus plan, fell below 70 percent of target EBITOI; and

•

The payment of bonuses under the plan to executive officer participants was made in both cash and shares of NTIC common stock, the exact amount and percentages of which was determined by the Board of Directors, upon recommendation of the Compensation Committee.

The Board of Directors recently approved the terms of the annual bonus plan for fiscal 2009, which are identical to the terms of the fiscal 2008 bonus plan.  Any shares of NTIC common stock issued in full or partial payment of a bonus award is issued as a stock bonus under the Northern Technologies International Corporation 2007 Stock Incentive Plan, which was approved by our stockholders in January 2007.

Long-Term Equity-Based Incentive Compensation.  Although we do not have any stock retention or ownership guidelines, the Board of Directors encourages our named executive officers to have a financial stake in our company in order to align the interests of our stockholders and management. We therefore provide long-term equity-based incentive compensation to our named executive officers, as well as to all of our other U.S.-based employees, in the form of stock options. We believe that stock options are an important part of our overall compensation program. In particular, we believe that stock options align the interests of our executives and other employees with stockholder interests and long-term value creation and enable these individuals to achieve meaningful equity ownership in our company. Through the grant of stock options, we seek to align the long-term interests of our executives and other employees with the long-term interests of our stockholders by creating a strong and direct linkage between compensation and long-term stockholder return. When our executives deliver returns to our stockholders, in the form of increases in our stock price or otherwise, stock options permit an increase in their compensation. We believe stock options also may enable us to attract, retain and motivate executives and other employees by maintaining competitive levels of total compensation. However, unless our stock price increases after stock option grants are made, the stock options deliver no value to the option holders. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest.”  This provides an incentive for an option holder to remain employed by us.

All of our stock options have been granted under the Northern Technologies International Corporation 2007 Stock Incentive Plan or the Northern Technologies International Corporation 2000 Stock Incentive Plan. Both of these plans have been approved by our stockholders. Under the 2007 plan, we have the ability to grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, performance awards and stock bonuses. To date, only incentive and non-statutory stock options and stock bonuses have been granted. The 2007 plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits. For more information regarding the terms of our 2007 plan, we refer you to “Executive Compensation—Stock Incentive Plans.”

We have adopted a Policy and Procedures Regarding the Grant of Stock Options and Other Equity-Based Incentive Awards. Under this policy, the Board of Directors has retained all authority to grant options and other equity-based incentive awards to eligible recipients, upon recommendation of the Compensation Committee, and, none of its authority may be delegated to our management in the form of “mass” or “block” grants to be allocated among employees by our management. Current executive officers and other employees are eligible for option grants on a periodic basis. We do not have, nor have we ever had, a program, plan or practice to time stock option grants to executives in coordination with the release of material nonpublic information.

The policy also sets forth the general terms and conditions of our stock option grants. For example, we generally grant “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, in order to provide our executives and other employees the additional tax benefit associated with incentive stock options, which we believe at this time outweighs our interest in obtaining the tax deduction which would be available if we granted non-statutory stock options which were later exercised by the optionees. The stock options granted to our executives and other employees typically vest or become exercisable over a period of three years from the date of grant, with one-third of the underlying shares vesting in each year on the anniversary of the date of grant. Stock options typically remain exercisable for a period of five years from the date of grant, so long as the optionee continues to be employed by us.

It is our policy to set the per share exercise price of all stock options granted under the 2007 plan at an amount equal to the fair market value of a share of our common stock on the date of grant. For purposes of the 2007 plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by the NASDAQ Global Market.  The Board of Directors may not, under the terms of the 2007 plan, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan. For purposes of the 2007 plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

We review the long-term equity-based incentives for our named executive officers, on an individual basis and on an aggregate basis, at least each year at the time we determine base salaries and the terms of our annual incentive compensation arrangements for the upcoming year. The determinations by the Board of Directors, upon recommendation of the Compensation Committee, regarding the number of stock options, if any, to grant our named executive officers are based on a number of factors, including: the executive’s position within the company and the level of responsibility, skills and experiences required by the executive’s position; the attainment of or failure to attain company objectives and the difficulty in achieving desired company objectives; individual performance of the executive; the executive’s length of service to our company; the executive’s percentage ownership of our common equity outstanding, including stock options, and competitive compensation data, including outstanding options held by an executive as a percentage of our common equity outstanding.

All Other Compensation.  It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. The only significant perquisite that we provide to our named executive officers is the personal use of a company owned vehicle. Our executives also receive benefits, which are also received by our other employees, including participation in the Northern Technologies International Corporation 401(k) Plan and health, dental and life insurance benefits. Under the 401(k) plan, all eligible participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 10 percent (subject to certain special limitations)

and contribute such amounts to a trust. We contributed an amount equal to 50 percent of the first seven percent of the amount that each participant contributed under this plan. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Employment Agreements.  All of our employees, including our named executive officers, are employed at will and do not have employment agreements that guarantee them any particular base salary, annual incentive cash compensation or any other compensation or benefits. Nor do we have any severance arrangements with our named executive officers.

Summary of Cash and Other Compensation

The following table provides summary information concerning all compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers, other than our principal executive officer, who earned more than $100,000 during the fiscal year ended August 31, 2008. We refer to these individuals in this proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE—FISCAL 2008

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
G. Patrick Lynch	2008	$210,000	$107,919	$10,500	$9,393	$11,336	$349,148
President and Chief Executive Officer	2007	190,000	61,829	61,829	5,275	8,946	327,875

Donald A. Kubik, Ph.D.	2008	175,000	42,310	42,310	5,275	7,739	272,634
Vice Chairman and Chief Technology Officer	2007	170,000	35,880	35,880	5,275	7,743	254,784

Matthew Wolsfeld	2008	155,000	43,721	43,721	20,340	7,770	270,552
Chief Financial Officer and Corporate Secretary	2007	145,000	47,184	47,184	5,275	4,671	249,314

(1)         Represents discretionary cash bonuses earned in fiscal year as indicated, but actually paid to named executive officer in the following fiscal year.  Annually, prior to the November meeting of the Board of Directors, the Compensation Committee recommends annual incentive compensation to be paid to our executive officers in cash and/or NTIC common stock.  The Board of Directors then considers and, if it deems appropriate, approves the amount and manner of payment of the annual incentive compensation.  The bonuses earned for fiscal 2008 and 2007 were paid in cash and in shares of NTIC common stock as determined by the Board of Directors, upon recommendation of the Compensation Committee.  The amount reflected in the column entitled “Bonus” reflects the cash amount of bonus received by each of the officers.  The following officers also received the following number of shares of NTIC common stock:  Mr. Lynch (1,000 shares for fiscal 2008 and 6,214 shares for fiscal 2007); Dr. Kubik (4,010 shares for fiscal 2008 and 3,606 shares for fiscal 2007); and Mr. Wolsfeld (4,144 shares for fiscal 2008 and 4,742 shares for fiscal 2007). The number of shares was determined by dividing one-half of the amount of the total bonus to be awarded to the individual by the closing sale price of a share of NTIC common stock, as reported on the NASDAQ Global Market, on the date the Board of Directors determined the amount of the bonus.  We refer you to the information under the heading “—Executive Compensation Program—Annual Incentive Compensation” for a discussion of the factors taken into consideration by the Board of Directors in determining the amount of bonus paid to each named executive officer.

(2)         As described above in note (1), the following named executive officers received the following number of shares of NTIC common stock in connection with their annual bonuses for fiscal 2008 and 2007:  Mr. Lynch (1,000 shares for fiscal 2008 and 6,214 shares for fiscal 2007); Dr. Kubik (4,010 shares for fiscal 2008 and 3,606 shares for fiscal 2007); and Mr. Wolsfeld (4,144 shares for fiscal 2008 and 4,742 shares for fiscal 2007).  The amount reflected in the column entitled “Stock Awards” for each officer reflects the dollar amount recognized for each officer for financial statement reporting purposes with respect to the fiscal year ended August 31, 2008 in accordance with FAS 123(R) for that portion of annual bonus paid in shares of NTIC common stock.

(3)             Reflects the dollar amount recognized as stock-based compensation expense for option awards for each named executive officer for financial statement reporting purposes with respect to the fiscal years ended August 31, 2008 and 2007, respectively, in accordance with FAS 123R, not including an estimate of forfeitures related to service-based vesting conditions. The following table provides additional information regarding the dollar amount recognized as stock-based compensation expense for option awards during the fiscal year ended August 31, 2008, without taking into account forfeiture rates, and the specific assumptions used in the valuation for each option award held by each named executive officer reflected in the table:

Name	Grant Dates	Number of Securities Underlying Options Granted (#)	Amount Recognized in Financial Statements in Fiscal 2008 ($)	Risk Free Interest Rate		Expected Life	Expected Volatility		Expected Dividend Yield
G. Patrick Lynch	11/16/07 11/04/05	3,540 8,000	$4,118 5,279	3.67 4.45	% %	5 years 5 years	42.0 42.8	% %	2 2	% %

Donald A. Kubik, Ph.D.	11/04/05	8,000	5,279	4.45%		5 years	42.8%		2%

Matthew C. Wolsfeld	11/16/07 11/04/05	12,950 8,000	15,065 5,279	3.67 4.45	% %	5 years 5 years	42.0 42.8	% %	2 2	% %

(4)         The amounts shown in the column entitled “All Other Compensation” include the following with respect to each named executive officer:

Name	401(k) Match	Personal Use of Auto
G. Patrick Lynch	$7,924	$3,412
Donald A. Kubik, Ph.D.	5,453	2,286
Matthew C. Wolsfeld	7,770	—

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at August 31, 2008.  We did not have any unvested stock awards outstanding at August 31, 2008.  Such individuals, also received a portion of their annual incentive compensation in shares of NTIC common stock, as described in more detail above in footnotes (1) and (2) to the Summary Compensation Table under the heading “—Summary of Cash and Other Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—FISCAL 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
G. Patrick Lynch	0	3,540	(1)	$9.95	11/16/2012
	5,334	2,666	(2)	$5.38	11/04/2010

Donald A. Kubik, Ph.D.	5,334	2,666	(2)	$5.38	11/04/2010

Matthew C. Wolsfeld	0	12,950	(1)	$9.95	11/16/2012
	5,334	2,666	(2)	$5.38	11/04/2010

(1)         These options were granted under the Northern Technologies International Corporation 2007 Stock Incentive Plan.  These options vest over a three-year period, with one-third of the underlying shares vesting on each of

November 16, 2008, 2009 and 2010 so long as the individual remains an employee of NTIC as of such date. These options expire on November 16, 2012 or earlier if the individual leaves the employ of NTIC.  Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control.  For more information, we refer you to the discussion below under the heading “—Stock Incentive Plans.

(2)         These options were granted under the Northern Technologies International Corporation 2000 Stock Incentive Plan.  These options vest over a three-year period, with one-third of the underlying shares vesting on each of November 4, 2006, 2007 and 2008 so long as the individual remains an employee of NTIC as of such date. These options expire on November 4, 2010 or earlier if the individual leaves the employ of NTIC.  Upon the occurrence of a change in control, the unvested and unexercisable options described in this table will be accelerated and become fully vested and immediately exercisable as of the date of the change in control.  For more information, we refer you to the discussion below under the heading “—Stock Incentive Plans.

Stock Incentive Plans

We have two stock incentive plans under which stock options are currently outstanding — the Northern Technologies International Corporation 2007 Stock Incentive Plan and the Northern Technologies International Corporation 2000 Stock Incentive Plan.  Upon the approval of the 2007 plan by our stockholders in January 2007, we terminated the 2000 plan with respect to any future grants and thus any future grants of stock options or other stock incentive awards will be made under the 2007 plan.

Under the terms of the 2007 plan, our named executive officers, in addition to other employees and individuals, are eligible to receive equity compensation awards, such as stock options, stock appreciation rights, restricted stock awards, stock bonuses and performance awards.  To date, only incentive and non-statutory stock options and stock bonuses have been granted under the plan.  The plan contains both an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits.

Incentive stock options must be granted with a per share exercise price equal to at least the fair market value of a share of our common stock on the date of grant.  For purposes of the plan, the fair market value of our common stock is the mean between the reported high and low sale price of our common stock, as reported by the NASDAQ Global Market.  We generally set the per share exercise price of all stock options granted under the plan at an amount equal to the fair market value of a share of our common stock on the date of grant.

Except in connection with certain specified changes in our corporate structure or shares, the Board of Directors or Compensation Committee may not, without prior approval of our stockholders, seek to effect any re-pricing of any previously granted, “underwater” option by amending or modifying the terms of the underwater option to lower the exercise price, cancelling the underwater option and granting replacement options having a lower exercise price, or other incentive award in exchange, or repurchasing the underwater options and granting new incentive awards under the plan.  For purposes of the plan, an option is deemed to be “underwater” at any time when the fair market value of our common stock is less than the exercise price.

Options will become exercisable at such times and in such installments as may be determined by the Board of Directors, provided that options may not be exercisable after 10 years from their date of grant.  We generally provide for the vesting of stock options in equal annual installments over a three-year period commencing on the one-year anniversary of the date of grant and for option terms of five years.

Optionees may pay the exercise price of stock options in cash, except that the Compensation Committee may allow payment to be made (in whole or in part) by (1) using a broker-assisted cashless exercise procedure pursuant to which the optionee, upon exercise of an option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of our common stock or loan a sufficient amount of money to pay all or a portion of the exercise price of the option and/or any related withholding tax obligations and remit such sums to us and directs us to deliver stock certificates to be issued upon such exercise directly to such broker or dealer; or (2) using a cashless exercise procedure pursuant to which the optionee surrenders to us shares of our common stock either underlying the option or that are otherwise held by the optionee.

Under the terms of the plan, unless otherwise provided in a separate agreement, if a named executive officer’s employment or service with our company terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will:

•                  immediately terminate if the executive’s employment or service relationship with our company terminated for “cause”;

•                  continue for a period of 12 months if the executive’s employment or service relationship with our company terminates as a result of the executive’s death, disability or retirement; or

•                  continue for a period of three months if the executive’s employment or service relationship with our company terminates for any reason, other than for cause or upon death, disability or retirement.

As set forth in the plan, the term “cause” is as defined in any employment or other agreement or policy applicable to the named executive officer or, if no such agreement or policy exists, means (i) dishonesty, fraud, misrepresentation, embezzlement or other act of dishonesty with respect to us or any subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the overall duties, or (iv) any material breach of any employment, service, confidentiality or non-compete agreement entered into with us or any subsidiary.

As described in more detail under the heading “—Post-Termination Severance and Change in Control Arrangements” if there is a change in control of our company, then, under the terms of agreements evidencing options granted to our named executive officers and other employees under the plan, all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive to whom such options have been granted remains in the employ or service of us or any of our subsidiaries.

The terms of our 2000 plan are substantially similar to the terms of our 2007 plan.

Post-Termination Severance and Change in Control Arrangements

All of our named executive officers are employed “at will” and are not entitled to any severance or other payments under an agreement upon their termination of employment with us, whether such termination is by us without cause or otherwise.  In addition, except with respect to their outstanding stock options which are subject to the terms and conditions of the plans under which they were granted, none of our named executive officers have any change in control agreements with us that entitle them to any payments or benefits upon a change in control of our company.

Under the terms of our stock incentive plans, options granted under these plans will become fully exercisable upon a “change in control” of our company.  For purposes of these plans, a “change in control” means:

•                  the sale, lease, exchange or other transfer of all or substantially all of our assets to a corporation that is not controlled by us;

•                  the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•                  certain merger or business combination transactions;

•                  more than 40 percent of our outstanding voting shares are acquired by any person or group of persons who did not own any shares of common stock on the effective date of the plan; and

•                  certain changes in the composition of our Board of Directors.

If a change in control of NTIC had occurred on August 31, 2008, the number of options indicated in the table below held by each of our named executive officers would have been automatically accelerated and exercisable.  The estimated value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer as of August 31, 2008 is also indicated in the table below and is based on the difference between: (i) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of August 31, 2008 (based on the closing sale price of our common stock on August 29, 2008 — $13.06), and (ii) the exercise price of the options.

Executive Officer	Number of Unvested Options Subject to Automatic Acceleration	Estimated Value of Automatic Acceleration of Vesting
G. Patrick Lynch	6,206	$31,484
Donald A. Kubik, Ph.D.	2,666	20,475
Matthew C. Wolsfeld	15,616	60,749

Indemnification Agreements

We have entered into agreements with all of our executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he is or was one of our executive officers.  We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests.  With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Agreement with Entity Affiliated with Former Chairman of the Board and Chief Executive Officer

We were a party to a consulting agreement with Emeritushnic Facilities Company, Inc. (referred to as “EFC”), an entity owned by our former Chairman of the Board and Chief Executive Officer, Philip M. Lynch, and certain of his family members, excluding G. Patrick Lynch, our current President and Chief Executive Officer, pursuant to which EFC performed certain consulting services to us, including maintaining communications and relations between us and our joint venture partners.  This agreement terminated by its terms within 90 days of Mr. Philip M. Lynch’s death.  In consideration for such services, we paid EFC a monthly fee of $25,000 and reimbursed EFC up to a maximum of $180,000 per year for documented, out-of-pocket expenses reasonably incurred by EFC in the course of conducting business on our behalf.  The consulting agreement also contained other standard terms, including provisions regarding confidentiality, non-competition and non-solicitation.

Director and Executive Officer Compensation

Please see “Director Compensation” and “Executive Compensation” for information regarding a consulting arrangement we have with one of our directors and the other compensation arrangements with our directors and executive officers during fiscal 2008.

PROPOSAL TWO — AMEND CERTIFICATE OF INCORPORATION TO
ELIMINATE DIRECTOR LIABILITY UNDER CERTAIN CIRCUMSTANCES

Proposed Amendment

On November 21, 2008, the Board of Directors unanimously approved and adopted a resolution to amend NTIC’s Certificate of Incorporation to add a new provision, Article IX, which in accordance with the Delaware General Corporation Law would eliminate the personal liability of a director to NTIC or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director of NTIC except under certain circumstances as provided in the statute.  The Board of Directors recommends that NTIC’s stockholders vote for the approval of the proposed amendment.

As proposed, Article IX to NTIC’s Certificate of Incorporation would state as follows:

ARTICLE IX

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit, or (v) for any act or omission occurring prior to January 29, 2009.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.  No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Purpose and Effects of Proposed Amendment

Under the Delaware General Corporation Law, a company’s certificate of incorporation may include a provision eliminating the personal liability of a director to the company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director except under certain circumstances as provided in the statute.  Such a provision will most frequently eliminate a director’s exposure to claims involving breach of the director’s duty of care.  Such a provision, however, cannot provide for exculpation beyond the scope permitted by the Delaware statute and may not exculpate for acts or omissions occurring before the effective date of the provision.  The statutory exceptions include exposure (i) for any breach of the director’s duty of loyalty to NTIC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends and unlawful stock purchases and redemptions pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

The inclusion of such a provision in a company’s certificate of incorporation is very standard and customary.  It was the intent of the Delaware legislature in providing directors such protection to assist Delaware corporations in attracting and retaining highly qualified individuals to serve as directors of Delaware corporations.  The provision was designed to ensure that capable individuals are not deterred from director service by the prospect of losing personal assets to disappointed stockholders who may second-guess decisions that seemed proper at the time.  Directors will remain liable if they breach their duty of loyalty to the corporation, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends and for transactions from which the directors derived an improper personal benefit.  The Board of Directors believes that the inclusion of such a provision in NTIC’s Certificate of Incorporation will assist the Board of Directors in attracting and retaining high-quality directors.

Board Recommendation

The Board of Directors has unanimously approved and adopted the foregoing proposed amendment to NTIC’s Certificate of Incorporation and recommends that you vote FOR approval of the proposed amendment.  If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR the approval of the proposed amendment.

PROPOSAL THREE — AMEND CERTIFICATE OF INCORPORATION
TO CREATE “BLANK CHECK” PREFERRED STOCK

Proposed Amendment

On November 21, 2008, the Board of Directors unanimously approved and adopted a resolution to amend Article III of NTIC’s Certificate of Incorporation to authorize the Board of Directors to issue NTIC’s currently authorized 10,000 shares of preferred stock from time to time in one or more series, with such rights, preferences and restrictions as shall be fixed by our Board of Directors.  The Board of Directors recommends that NTIC’s stockholders vote for the approval of the proposed amendment.  Although the Board of Directors is recommending that stockholders vote for the proposed amendment in part to increase NTIC’s flexibility for future financings, the Board of Directors has no current plans, arrangements or understandings with respect to the issuance of the preferred stock.

Article III as proposed to be amended would state:

ARTICLE III

The aggregate number of shares of stock which the Corporation shall have authority to issue is ten million ten thousand (10,010,000) shares, consisting of ten million (10,000,000) shares of common stock, $0.02 par value (the “Common Stock”), and ten thousand (10,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”).  The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series.  Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

Purpose and Effects of Proposed Amendment

Article III of NTIC’s current Certificate of Incorporation authorizes 10,000 shares of preferred stock.  The proposed amendment to Article III would permit the Board of Directors to issue the 10,000 shares of preferred stock in one or more series and with such rights (including voting, dividend and conversion), preferences and designations as the Board of Directors deems necessary or advisable without any action by our stockholders.  This is commonly referred to as “blank check preferred stock.”

The Board of Directors believes that amending NTIC’s Certificate of Incorporation to authorize the issuance of the blank check preferred stock will provide NTIC with increased flexibility in raising future capital.  The proposed amendment would give the Board of Directors flexibility without further stockholder action (except as may be required by applicable law or by the rules of any stock exchange on which our securities may be listed) to issue the blank check preferred stock on such terms and conditions as the Board of Directors deems to be in the best interests of our company and our stockholders.  The Board of Directors believes that increased flexibility in capital raising is in the best interests of NTIC and our stockholders.  Please note, however, that any particular issuance of our preferred stock (as well as our common stock) would be subject to applicable law and the rules of any stock exchange on which our securities may then be listed.  For example, under the Marketplace Rules of the NASDAQ Stock Market, NTIC is prohibited from issuing 20 percent or more of our outstanding common stock (or securities convertible into or exercisable for common stock) under certain circumstances.  Although the Board of Directors is recommending that stockholders vote for the proposed amendment in part to increase NTIC’s flexibility for future financings, the Board of Directors has no current plans, arrangements or understandings with respect to the issuance of the blank check preferred stock.

The Board of Directors believes that for NTIC to successfully execute our business strategy with respect to our emerging businesses, we may need to raise capital at some point in the future and it may be preferable or necessary to issue preferred stock to investors.  Preferred stock usually grants holders certain preferential rights in voting, dividends, liquidation and/or other rights in preference over the common stock.  Accordingly, in order to grant the Board of Directors the flexibility to issue our equity securities in the manner best suited for our company, or as may be required by the capital markets, the proposed amendment would convert our currently authorized 10,000 shares of preferred stock to 10,000 authorized shares of blank check preferred stock for the Board of Directors to issue.

The availability of undesignated preferred stock may have certain negative effects on the rights of the holders of our common stock. The actual effect of the issuance of any shares of blank check preferred stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of the holders of such blank check preferred stock. The proposed amendment will permit the Board of Directors, without future stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which are superior to and could adversely affect the voting power or other rights of the holders of our common stock. Specifically, we will be in a position to issue securities which would grant to the holders thereof, preferences or priorities over the holders of common stock with respect to, among other things, liquidation, dividends and voting. This could result in holders of common stock receiving less in the event of a liquidation, dissolution or other winding up of our company, reduce the amount of funds, if any, available for dividends on common stock, and dilute the voting power of the holders of our common stock.

In addition, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. For example, the Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of our common stock or with rights and preferences that include special voting rights to veto a change in control. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. This could include discouraging bids even if such bid represents a premium over our then existing trading price and thereby prevent stockholders from receiving the maximum value for their shares.  Please note that the creation of the blank check preferred stock has not been proposed by the Board of Directors for an anti-takeover related purpose and the Board of Directors has no knowledge of any current efforts to obtain control of NTIC or to effect large accumulations of our voting stock.

Other provisions of our Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of our company. The following provisions may have anti-takeover effects: (1) prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; (2) restrictions on who may call a special meeting of our stockholders; and (3) advance notice procedures for stockholder proposals and director nominations.  As a Delaware corporation, we are also subject to Section 203 of the Delaware General Corporation Law, which could make it more difficult for a third party to acquire our company, even if doing so would be beneficial to our stockholders.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own 15 percent or more of a corporation’s voting stock.  The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Board Recommendation

The Board of Directors has unanimously approved and adopted the foregoing proposed amendment to NTIC’s Certificate of Incorporation and recommends that you vote FOR approval of the proposed amendment.  If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR the approval of the proposed amendment.

PROPOSAL FOUR — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Virchow Krause & Company LLP to serve as our independent registered public accounting firm for the fiscal year ending August 31, 2009.  Although it is not required to do so, the Board of Directors is asking our stockholders to ratify the Audit Committee’s selection of Virchow Krause & Company LLP.  If our stockholders do not ratify the selection of Virchow Krause & Company LLP, another independent registered public accounting firm will be considered by the Audit Committee of the Board of Directors.  Even if the selection is ratified by our stockholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of our company and its stockholders.

Representatives of Virchow Krause & Company LLP will be present at the Annual Meeting to respond to appropriate questions.  They will also have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed to us by Virchow Krause & Company LLP, our independent registered public accounting firm, for the fiscal years ended August 31, 2008 and August 31, 2007.

	Aggregate Amount Billed by Virchow Krause & Company LLP ($)
	Fiscal 2008	Fiscal 2007
Audit Fees(1)	$140,000	$124,000
Audit-Related Fees(2)	82,179	70,528
Tax Fees	0	0
All Other Fees	0	0

(1)

These fees consisted of the audit of our annual financial statements by year, review of financial statements included in our quarterly reports on Form 10-QSB and other services normally provided in connection with statutory and regulatory filings or engagements.

(2)

These fees consisted of reviews of quarterly financials, reviews of registration statements and the issuance of consents. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Virchow Krause & Company LLP and has determined that it is.

Audit Committee Pre-Approval Policies and Procedures

Rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm.  All services rendered by Virchow Krause & Company LLP to NTIC were permissible under applicable laws and regulations and all services provided to NTIC, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit Committee in accordance with these rules.  The Audit Committee has not adopted any formal pre-approval policies and procedures.

Board of Directors Recommendation

The Board of Directors unanimously recommends that our stockholders vote FOR ratification of the selection of Virchow Krause & Company LLP, as our independent registered public accounting firm for the fiscal year ending August 31, 2009.  If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, the proxies will vote your shares FOR ratification of the selection of Virchow Krause & Company LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2009.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.  Executive officers, directors and greater than 10 percent beneficial owners are also required to furnish NTIC with copies of all Section 16(a) forms they file.  To our knowledge, based upon a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2008, none of our directors or executive officers or beneficial owners of greater than 10 percent of our common stock failed to file on a timely basis the forms required by Section 16 of the Exchange Act.

Stockholder Proposals for 2010 Annual Meeting

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials relating to the 2010 Annual Meeting of Stockholders must submit their proposals so that they are received by us at our principal executive offices no later than the close of business on August 15, 2009, unless the date of the meeting is delayed by more than 30 calendar days.  The proposals must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission and as the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any other stockholder proposals to be presented at the 2010 Annual Meeting of Stockholders (other than a matter brought pursuant to SEC Rule 14a-8) must be given in writing to our Corporate Secretary and must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the anniversary date of the 2009 Annual Meeting of Stockholders; provided, however, that in the event that the 2010 Annual Meeting of Stockholders is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary.  If a proposal is not timely and properly made in accordance with the procedures set forth in our Bylaws, it will be defective and may not be brought before the meeting.  If the proposal is nonetheless brought before the meeting and the Chairman of the meeting does not exercise the power and duty to declare the proposal defective, the persons named in the proxy may use their discretionary voting with respect to the proposal.

Director Nominations

In accordance with procedures set forth in our Bylaws, NTIC stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to our Corporate Secretary.  To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at NTIC’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.  The notice must set forth, among other things:

•                  the nominee’s name, age, business address, residence address and record address;

•                  the nominee’s principal occupation or employment;

•                  the class and number of shares of NTIC capital stock which are beneficially owned by the nominee;

•                  signed consent to serve as a director of NTIC; and

•                  any other information concerning the nominee required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of directors.

Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.  The Nominating and Corporate Governance Committee will consider only those stockholder recommendations whose submissions comply with the procedural requirements set forth in NTIC’s Bylaws.  The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended by others.

Other Business

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting, except those described in this proxy statement.  However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on the matters.

Copies of 2008 Annual Report

We will furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, to each person who was a stockholder of NTIC as of December 1, 2008 upon receipt from any such person of a written request for such an Annual Report.  Such a request should be sent to:

Northern Technologies International Corporation

4201 Woodland Road

Circle Pines, Minnesota 55014

Attention: Stockholder Information

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement or NTIC’s Annual Report to Stockholders may have been sent to multiple stockholders in each household.  NTIC will promptly deliver a separate copy of either document to any stockholder upon written or oral request to NTIC’s Stockholder Information Department, Northern Technologies International Corporation, 4201 Woodland Road, Circle Pines, Minnesota 55014, telephone: (763) 225-6637.  Any stockholder who wants to receive separate copies of this proxy statement or NTIC’s Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact NTIC at the above address and phone number.

Your vote is important.  Whether or not you plan to attend the Annual Meeting in person, vote your shares of NTIC common stock by the Internet or telephone, or request a paper proxy card to sign, date and return by mail so that your shares may be voted.

By Order of the Board of Directors

Pierre Chenu
Chairman of the Board

December 12, 2008
Circle Pines, Minnesota

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION
4201 WOODLAND ROAD, P.O. BOX 69
CIRCLE PINES, MN 55014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NRTHN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION	For All	Withhold All	For All Except
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL NINE OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4.	☐	☐	☐

1.	Election of Directors
Nominees:
	01)	Pierre Chenu
	02)	Tilman B. Frank, M.D.
	03)	Soo-Keong Koh
	04)	Donald A. Kubik, Ph.D.
	05)	Sunggyu Lee, Ph.D.
	06)	G. Patrick Lynch
	07)	Mark M. Mayers
	08)	Ramani Narayan, Ph.D.
	09)	Mark J. Stone

		For	Against	Abstain

2.	Approve amendment to Certificate of Incorporation to add new provision eliminating liability of directors under certain circumstances as provided under the Delaware General Corporation Law.	☐	☐	☐

3.

Approve amendment to Certificate of Incorporation to authorize Board of Directors to issue currently authorized 10,000 shares of preferred stock from time to time in one or more series, with such rights, preferences and restrictions as are fixed by the Board of Directors.

		☐	☐	☐

4.	Ratify the selection of Virchow Krause & Company LLP as independent registered public accounting firm for the fiscal year ending August 31, 2009.	☐	☐	☐

5.	Transact such other business as may properly come before the meeting.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

PLEASE SIGN exactly as the name appears on this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The N otice and Proxy Statement and Annual Report are available at www.proxyvote.com.

NRTHN2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
January 29, 2009

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, hereby appoints Pierre Chenu and Donald A. Kubik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Northern Technologies International Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Northern Technologies International Corporation, a Delaware corporation, to be held at Northern Technologies International Corporation Headquarters, 4201 Woodland Road, Circle Pines, Minnesota 55014, beginning at 4:00 p.m., local time, on Thursday, January 29, 2009, for the purposes stated on the reverse side, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 4 AND, IN THE DISCRETION OF THE PROXY HOLDER, ON OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE